Gabelli Utility Trust POS EX

Exhibit 99.(l)(2)

Morris, Nichols, Arsht & Tunnell llp

1201 North Market Street

P.O. Box 1347

Wilmington, Delaware 19899-1347

(302) 658-9200

(302) 658-3989 FAX

March 11, 2021

The Gabelli Utility Trust

One Corporate Center

Rye, New York 10580-1422

Re: The Gabelli Utility Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to The Gabelli Utility Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of (i) 7,885,840 shares (the “Common Shares”) of the Trust’s common shares of beneficial interest, par value $0.001 per share and (ii) 55,200,877 transferrable subscription rights to purchase Common Shares (the “Subscription Rights” and together with the Common Shares, the “Securities”) pursuant to the Registration Statement on Form N-2 of the Trust (File Nos. 333-236449 and 811-09243) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (the “Registration Statement”), and declared effective by the Commission on November 17, 2020, and the Prospectus Supplement of the Trust (the “Prospectus Supplement”) relating to the offering of the Securities, to be filed with the Commission pursuant to Rule 424(b)(2) of the Securities Act Rules and Regulations on or about the date hereof. Capitalized terms used herein and not otherwise herein defined are used as defined in the Third Amended and Restated Agreement and Declaration of Trust of the Trust dated as of February 16, 2011 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents in the forms provided to us: the Registration Statement; the Prospectus Supplement; the form of Transferrable Subscription Rights Certificate for Common Shares evidencing the Subscription Rights (the “Subscription Rights Certificate”); the Instrument of Designation of Rights dated as of March 11, 2021 (the “Instrument of Designation”); the Certificate of Trust of the Trust under which the Trust was named “The Gabelli Utility Fund” as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on February 25, 1999, as

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March 11, 2021

amended by the Certificate of Amendment thereto changing the name of the Trust to “The Gabelli Utility Trust” as filed in the State Office on May 28, 1999, as further amended by the Certificate of Amendment thereto changing the registered agent and registered office of the Trust as filed in the State Office on October 17, 2007 (as so amended, the “Certificate”); the Agreement and Declaration of Trust of the Trust (then named The Gabelli Utility Fund) dated as of March 29, 1999 (the “Original Governing Instrument”); the Amended and Restated Agreement and Declaration of Trust of the Trust (then named The Gabelli Utility Fund) dated as of May 19, 1999; the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of February 26, 2009; the Governing Instrument; resolutions of the Board of Trustees of the Trust prepared for adoption at a meeting held on August 18, 2020 (the “August Resolutions”); resolutions of the Board of Trustees of the Trust prepared for adoption at a meeting held on February 23, 2021 (the “February Resolutions”); resolutions of the Pricing Committee of the Trust prepared for adoption at a meeting held on March 1, 2021 (the “Pricing Committee Resolutions” and together with the August Resolutions and the February Resolutions, the “Authorizing Resolutions”); the Bylaws of the Trust (then named The Gabelli Utility Fund); the Amended and Restated Bylaws of the Trust dated as of December 3, 2010, as amended by Amendment No. 1 thereto dated as of January 15, 2010 (as so amended, the “Bylaws” and together with the Governing Instrument, the Authorizing Resolutions, the Instrument of Designation, the Subscription Rights Certificate, the Prospectus Supplement and the Registration Statement, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due authorization, adoption, execution and delivery, as applicable, by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents and of all documents contemplated by either the Governing Documents or any applicable resolutions of the Board of Trustees of the Trust to be executed by Persons desiring to become holders of Securities (including Persons desiring to become Shareholders); (ii) that appropriate notation of the names and addresses of, the number of Securities held by, and, as applicable, the consideration paid by, all holders of Securities (including all Shareholders) will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Securities; (iii) that the activities of the Trust have been and will be conducted in accordance with the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (iv) that no event has occurred that would cause a termination or dissolution of the Trust or any series or class thereof; (v) that the Trust became a registered investment company under the Investment Company Act within 180 days following the first issuance of beneficial interests therein; (vi) that a properly completed and executed Subscription Rights Certificate will be delivered to each holder of record of Common Shares at the close of business on the record date identified in the Prospectus Supplement, and the Subscription Rights will otherwise be issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; (vii)

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March 11, 2021

that the required consideration for the Common Shares is paid in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and that the Common Shares are otherwise issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; and (viii) that each of the documents examined by us is in full force and effect and has not been modified, supplemented or otherwise amended, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no documents, facts or circumstances that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion with respect to, and we assume no responsibility for, any offering documentation relating to the Trust or the Securities. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.                  The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.                  The Subscription Rights, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be duly authorized and will constitute valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

3.                  The Common Shares, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable shares of beneficial interest in the Trust.

Our opinion expressed in paragraph 2 above is subject to (i) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect, (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) considerations of public policy or the effect of applicable law relating to fiduciary duties and (iv) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies.

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March 11, 2021

With respect to the opinion expressed in paragraph 3 above, we note that, pursuant to Section 3.7 of Article III of the Governing Instrument, the Trustees of the Trust have the power, as frequently as they may determine, to cause each Shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and on our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders and holders of Subscription Rights in connection with the matters contemplated hereby and may not be relied on by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering